SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 29, 2018

DTHERA SCIENCES

(Exact Name of Registrant as Specified in Charter)

Nevada	333-191175	90-0925768
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

7310 Miramar Rd., San Diego, CA	92126
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 215-6360

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

[_] If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 29, 2018, the Board of Directors of Dthera Sciences, a Nevada corporation (the “Company”), voted to increase the size of the Board from four directors to five directors and to appoint Dr. Amir Kalali to the Board to fill the resulting vacancy. Dr. Kalali accepted the appointment and joined the Board of Directors effective October 29, 2018.

Biographical Information

Dr. Amir Kalali, 53, is recognized globally as a leading innovator at the intersection of life sciences and technology, advising companies on building the future of their business at the board level or as a strategic advisor. From 1997 through 2017, he was the Global Head of the Neuroscience Center of Excellence at Quintiles, now known as IQVIA. In this role, Dr. Kalali led the enterprise-wide strategy for neuroscience, and was responsible for numerous successful clinical development programs that led to many new treatments for patients.

Dr. Kalali currently serves as a Clinical Professor of Psychiatry at the University of California San Diego and Editor of the journal “Innovations in Clinical Neuroscience,” and was the Lead Editor of the book Essential CNS Drug Development, published by Cambridge University Press. He was the Founding Chairman of the Executive Committee of the International Society for CNS Drug Development (ISCDD), a founding member of the International Society for CNS Clinical Trials and Methodology (ISCTM), where he serves on the Executive Committee, and the Founder and Chief Curator of the CNS Summit.

Dr. Kalali has been the recipient of many awards, including the ISCDD Leadership in CNS Drug Development Award. In 2005, 2006, 2008, 2011, and 2012, PharmaVOICE magazine named Dr. Kalali as one its 100 most inspiring leaders in the life sciences as voted by his peers. In 2014, Dr. Kalali was honored with the PharmaVOICE Inaugural Red Jacket award, recognizing those who have been most lauded by their peers since the awards began.

Dr. Kalali received his MBBS degree (MD equivalent) from University College and Middlesex School of Medicine, University College, London, in 1988, and completed his psychiatry training at University College and Middlesex School of Medicine, London University. He served as a member of the Board of Directors of Cypress Bioscience, Inc., a public reporting company, from 2007 through 2011.

There are no family relationships between Dr. Kalali and any other Dthera officers or directors, and there are no related party transactions between Dr. Kalali and Dthera or its officers and directors.

In connection with his appointment to the Board of Directors, Dr. Kalali was granted options to purchase up to 20,000 shares of the Company’s common stock. The terms of the options are as follows: the options vest one-third on the first anniversary of the date of grant; one-third on the second anniversary of the date of grant; and one-third on the third anniversary of the date of grant; the options have a contractual life of eight years from the date of grant; and the exercise price is $4.10.

As of the date of this Report, the Board had not appointed Dr. Kalali to any committees, and was working to determine the membership of various board committees.

Item 7.01	Regulation FD Disclosure.

Press Release – Appointment of Dr. Kalali

The Company announced on October 30, 2018, that Dr. Kalali had been appointed to the Company’s Board of Directors.

The press release included as Exhibit 99.1 will be deemed to be “furnished” rather than “filed,” pursuant to the rules of the Securities and Exchange Commission

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated October 30, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dthera Sciences

Date: October 30, 2018
By: /s/ Edward Cox
Name: Edward Cox
Title: Chief Executive Officer

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